Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

     AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of June 6, 2007 (this “Agreement”), between SIRIUS SATELLITE RADIO INC., a Delaware corporation (the “Company”), and JAMES E. MEYER (the “Executive”).

     WHEREAS, the Company and the Executive previously entered into an amended and restated employment agreement dated as of March 11, 2005, as amended as of February 2, 2006 (the “Prior Agreement”), which Prior Agreement by its terms expired on April 16, 2007; and

     WHEREAS, since that date, the Executive’s employment with the Company has continued on the same terms and conditions as set forth in the Prior Agreement, and the Company and the Executive jointly desire to enter into this Agreement, which is intended to amend and restate the Prior Agreement in its entirety, to reflect the terms and conditions of the Executive’s continued employment with the Company.

     In consideration of the mutual covenants and conditions set forth herein, the Company and the Executive hereby agree as follows:

     1. Employment. Subject to the terms and conditions of this Agreement, the Company hereby continues to employ the Executive, and the Executive hereby accepts continued employment with the Company.

     2. Duties and Reporting Relationship. (a) The Executive shall be employed in the capacity of President, Operations and Sales, of the Company. In such capacity, the Executive shall be responsible for management of all aspects of the Company’s retail and automaker operations (including retail sales and OEM sales and marketing operations), customer care and retention, product management and engineering and all personnel working in such areas shall report to the Executive. During the Term (as defined below), the Executive shall, on a full-time basis and consistent with the needs of the Company to achieve the goals of the Company, use his skills and render services to the best of his ability in supervising the business and affairs of the Company. In addition, the Executive shall perform such other activities and duties consistent with his position as the Chief Executive Officer of the Company or the Board of Directors of the Company or any committee thereof (the “Board”) shall from time to time reasonably specify and direct. During the Term, the Executive shall not perform any consulting services for, or engage in any other business enterprises with, any third parties without the express consent of the Board, other than (i) passive investments, (ii) consulting services and business enterprises for which the Executive receives no remuneration, and (iii) service as a director of Gemstar International, Inc. or service on other boards of directors with the express consent of the Chief Executive Officer of the Company.

     (b)      The Executive shall generally perform his duties and conduct his business at the principal offices of the Company in New York, New York.

     (c)      The Executive shall report to the Chief Executive Officer of the Company.

     3. Term. The term of this Agreement shall be considered to commence as of April 16, 2007, and shall end on April 30, 2010, unless terminated earlier pursuant to the provisions of Section 6 (the “Term”).

     4. Compensation. (a) During the Term, the Executive shall be paid an annual base salary of $900,000 (the “Base Salary”). The Base Salary shall be subject to increase from time to time by recommendation of the Chief Executive Officer of the Company to, and approval by, the Board. All amounts paid to the Executive under this Agreement shall be in U.S. dollars. The Base Salary shall be paid at least monthly and, at the option of the Company, may be paid more frequently.

     (b)      During the Term, the Executive shall be entitled to participate in any bonus plans generally offered to employees at the same level. Bonuses are subject to the Executive’s individual performance and satisfaction of objectives established by the Board, and the Compensation Committee thereof. Bonuses may be paid in the form of cash, restricted stock, restricted stock units, other securities of the Company or any combination thereof. The Executive shall not be entitled to any guaranteed bonus.

     (c)      All compensation paid to the Executive hereunder shall be subject to any payroll and withholding deductions required by applicable law.

     5. Additional Compensation; Expenses and Benefits. (a) During the Term, the Company shall reimburse the Executive for all reasonable and necessary business expenses incurred and advanced by him in carrying out his duties under this Agreement. In addition, the Company shall reimburse the Executive for the reasonable costs of an apartment in the New York metropolitan area and other incidental living expenses (e.g., phone, cable, electric, gas, one month’s security deposit (which shall be returned to the Company at the end of the Term) and one leasing broker’s commission), up to a maximum of $5,000 per month for rent. The Company shall also reimburse the Executive for the reasonable costs of coach class air-fare from the Executive’s home in Indianapolis, Indiana, to the Company’s executive offices in New York City. The Executive shall also be paid such additional amount as may be necessary to hold the Executive harmless as a result of any federal, state or New York City income taxes that may be due solely as a result of the Company’s reimbursement of rent and living expenses and reimbursement of air-fare from the Executive’s home in Indianapolis, Indiana. The Executive shall present to the Company an itemized account of all expenses in such form as may be required by the Company from time to time.

     (b)      During the Term, the Executive shall be entitled to participate in any other benefit plans, programs, policies and fringe benefits which may be made available to the executive officers of the Company generally, including, without limitation, disability, medical, dental and life insurance and benefits under the Sirius Satellite Radio 401(k) Savings Plan.

     (c)      With respect to any stock options granted by the Company to the Executive after the date hereof during the Term, such stock options shall provide that, upon a termination of employment due to the Executive’s death, such stock options shall become vested with respect to that portion of the options that would have otherwise become vested within 12 months following the date of such termination of employment. With respect to the restricted stock unit grant made to the Executive by the Company dated as of February 1, 2007, and with respect to any portion of the Executive’s annual bonus that is paid in the form of a restricted stock unit grant by the Company to the Executive after the date hereof during the Term (each such grant, an “RSU”), such RSU shall provide for the same vesting and payment terms upon a termination of employment hereunder due to Scheduled Retirement pursuant to Section 6(c)(ii) or following the Merger pursuant to Section 6(c)(iii) as are provided under such RSU upon a termination of employment without “cause” (as defined therein).

     6. Termination. The date upon which the Executive’s employment and the Term are deemed to be terminated in accordance with any of the provisions of this Section 6 is referred to herein as the “Termination Date.”

     (a)      The Company has the right and may elect to terminate the Term and the Executive’s employment for Cause at any time. For purposes of this Agreement, “Cause” means the occurrence or existence of any of the following:

               (i)      a material breach by the Executive of (A) the terms of this Agreement or (B) his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its subsidiaries (which, for purposes hereof, shall mean any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity or organization directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company) which has not been approved by a majority of the disinterested directors of the Board, if any such material breach described in clause (A) or clause (B) remains uncured after thirty days have elapsed following the date on which the Company gives the Executive written notice of such breach;

               (ii)      a material breach by the Executive of any duty referred to in clause (i) above with respect to which at least one prior notice was given under clause (i);

               (iii)      any act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar intentional misconduct by the Executive involving the Company or any of its subsidiaries;

               (iv)      the conviction or the plea of nolo contendere or the equivalent in respect of a felony;

               (v)      any damage of a material nature to any property of the Company or any of its subsidiaries caused by the Executive’s willful misconduct or gross negligence;

               (vi)      the repeated nonprescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance that, in the reasonable good faith opinion of the Board, renders the Executive unfit to serve as an officer of the Company;

               (vii)      the Executive’s failure to comply with the reasonable written instructions of the Chief Executive Officer of the Company within five days; or

               (viii)      conduct by the Executive that in the reasonable good faith written determination of the Board demonstrates unfitness to serve as an officer of the Company, including, without limitation, a finding by the Board or any judicial or regulatory authority that the Executive committed acts of unlawful harassment or violated any other state, federal or local law or ordinance prohibiting discrimination in employment.

Termination of the Executive for Cause pursuant to this Section 6(a) shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean delivery to the Executive of a copy of a resolution or resolutions duly adopted by the affirmative vote of not less than two-thirds of the directors (other than the Executive, if the Executive is then serving on the Board) present (in person or by teleconference) and voting at a meeting of the Board called and held for that purpose after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board prior to such vote, finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth in any of clauses (i) through (viii) of this Section 6(a) and specifying the particulars thereof in reasonable detail. For purposes of this Section 6(a), the Executive’s employment and the Term shall terminate on the date specified by the Board in the Notice of Termination.

     (b)      (i)      The Executive’s employment and the Term shall terminate upon the death of the Executive.

               (ii)      If the Executive is unable to perform the essential duties and functions of his position because of a disability, even with a reasonable accommodation, for one hundred eighty days within any three hundred sixty-five day period, the Board shall have the right and may elect to terminate the services of the Executive by a Notice of Disability Termination. The Executive shall not be terminated following a Disability except pursuant to this Section 6(b)(ii). For purposes of this Agreement, a “Notice of Disability Termination” shall mean a written notice that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under this Section 6(b)(ii). For purposes of this Agreement, no such purported termination by the Board shall be effective without such Notice of Disability Termination. The Executive’s employment and the Term shall terminate on the day such Notice of Disability Termination is received by the Executive.

     (c)      (i)      The Executive may elect to resign from his employment with the Company at any time during the Term for other than Good Reason. Should the Executive wish to resign from his employment with the Company during the Term for other than Good Reason, and not due to Scheduled Retirement pursuant to Section 6(c)(ii) nor following the Merger pursuant to Section 6(c)(iii), the Executive shall give fourteen days prior written notice to the

Company of such a resignation for other than Good Reason pursuant to this Section 6(c)(i). The Executive’s employment and the Term shall terminate on the effective date of such resignation; provided that the Company may, at its sole discretion, instruct the Executive to perform no job responsibilities and cease his active employment immediately upon receipt of the notice from the Executive.

               (ii)      The Executive may elect to resign from his employment with the Company during the Term for other than Good Reason, due to Scheduled Retirement. For purposes hereof, “Scheduled Retirement” means the voluntary retirement from employment hereunder of the Executive; provided that the Executive provides the Company with 60 days’ prior written notice of his resignation under this Section 6(c)(ii), and such Scheduled Retirement may only occur during either April 2008, April 2009 or April 2010. In the event of such Scheduled Retirement, the Executive shall be entitled to the severance payments and benefits set forth in Section 6(f) (subject to his execution and non-revocation of the release described in Section 6(f)), but such Scheduled Retirement shall be treated as a voluntary resignation for all other purposes hereunder. The Executive’s employment and the Term shall terminate on the effective date of such Scheduled Retirement; provided that the Company may, at its sole discretion, instruct the Executive to perform no job responsibilities and cease his active employment immediately upon receipt of the notice from the Executive.

               (iii)      The Executive may elect to resign from his employment with the Company during the Term for other than Good Reason following the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of February 19, 2007 by and among the Company, Vernon Merger Corporation and XM Satellite Radio Holdings Inc. (the “Merger”), subject to the requirements of this Section 6(c)(iii). The Executive must provide the Company with 60 days’ prior written notice of his resignation pursuant to this Section 6(c)(iii), and the Termination Date may only occur during April 2008 or April 2009. In the event that the Merger is consummated in April 2008 or at such time prior to April 2008 that the Executive would not have sufficient time to provide the Company with 60 days’ prior written notice, delivered after the consummation of the Merger and to be effective during April 2008, then, notwithstanding the preceding sentence, the Executive may at any time after the consummation of the Merger and prior to the date that is 90 days following the consummation of the Merger notify the Company that he has elected to resign his employment with the Company pursuant to this Section 6(c)(iii), and such resignation shall be effective 60 days following the Executive’s written notice to the Company. In the event the Executive resigns in accordance with this Section 6(c)(iii), the Executive shall be entitled to the severance payments and benefits set forth in Section 6(g) (subject to his execution and non-revocation of the release described in Section 6(g)), but such resignation shall be treated as a voluntary resignation for all other purposes hereunder. The Executive’s employment and the Term shall terminate on the effective date of such resignation; provided that the Company may, at its sole discretion, instruct the Executive to perform no job responsibilities and cease his active employment immediately upon receipt of the notice from the Executive.

     (d)      The Company shall have the absolute right to terminate the Term and the Executive’s employment without Cause at any time. The Executive’s employment and the Term shall terminate one day following receipt of such notice by the Executive. However, the

Company may, at its sole discretion, instruct the Executive to cease active employment and perform no more job duties immediately upon provision of such notice to the Executive.

     (e)      The Executive shall have the absolute right to terminate his employment at any time. Should the Executive wish to resign from his employment with the Company during the Term for Good Reason, the Executive shall give seven days prior written notice to the Company or, if other than for Good Reason, fourteen days prior written notice to the Company (or 60 days in the case of Scheduled Retirement effected pursuant to Section 6(c)(ii) or resignation following the Merger effected pursuant to Section 6(c)(iii)). The Executive’s employment and the Term shall terminate on the date specified in such notice given in accordance with the relevant provision; provided that the Company may, at its sole discretion, instruct the Executive to cease active employment and perform no more job duties immediately upon receipt of such notice from the Executive.

     For purposes of this Agreement, “Good Reason” shall mean the continuance of any of the following events (without the Executive’s prior written consent) for a period of thirty days after delivery to the Company by the Executive of a notice of the occurrence of such event:

               (i)      the assignment to the Executive by the Company of duties not reasonably consistent with the Executive’s positions, duties, responsibilities, titles or offices set forth in Section 2(a), any material reduction in his duties or responsibilities or any removal of the Executive from or any failure to re-elect the Executive to any of such positions or the Executive not being the sole officer of the Company, other than the Company’s Chief Executive Officer, responsible for all sales, engineering and product development activities and personnel (except in connection with the termination of the Executive’s employment for Cause, disability or as a result of the Executive’s death or by the Executive other than for Good Reason); or

               (ii)      the Executive ceasing to report directly to the Chief Executive Officer of the Company; or

               (iii)      any requirement that the Executive report for work to a location more than 25 miles from the Company’s current headquarters for more than 30 days in any calendar year, excluding any requirement that results from the damage or destruction of the Company’s current headquarters as a result of natural disasters, terrorism, acts of war or acts of God or travel in the ordinary course of business; or

               (iv)      any reduction in the Base Salary; or

               (v)      any material breach by the Company of this Agreement.

     (f)      Subject to Section 6(g), if the employment of the Executive is terminated without Cause, or if the Executive terminates his employment for Good Reason or for Scheduled Retirement, then the Executive shall be entitled receive, and the Company shall pay to the Executive:

               (i)     without setoff, counterclaim or other withholding, except as set forth in Section 4(c), a lump sum cash amount (in addition to any salary, benefits or other sums due the Executive through the Termination Date) equal to the sum of (x) his annual Base Salary at the rate in effect on the Termination Date plus (y) the greater of (A) a bonus equal to 60% of Base Salary, or (B) the prior year’s annual bonus actually paid to the Executive by the Company;

               (ii)     the continuation of medical and dental insurance benefits, on the same terms as provided by the Company for active employees, under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) for eighteen months (twelve months in the case of a Scheduled Retirement) following the Termination Date; and

               (iii)     a monthly amount equal to the actual monthly costs to the Executive to obtain life insurance benefits substantially similar to those benefits provided to the Executive for a period of one year following such Termination Date; provided that (1) the amount of such monthly payments shall not exceed twice the amount that the Company would have paid to provide such life insurance benefit to the Executive if he were an active employee, and (2) such payments shall cease if the Executive obtains a life insurance benefit from another employer during the remainder of such one-year period.

The Company’s obligations under this Section 6(f) shall be conditioned upon the Executive executing and delivering an agreement and waiver and release of claims against the Company in the form attached as Exhibit A. Subject to Section 6(h), any amount becoming payable under Section 6(f)(i) shall be paid in immediately available funds on the tenth business day following the Termination Date; provided that the Executive has not revoked such agreement and waiver and release of claims in accordance with the terms thereof prior to such payment date.

     (g)     Notwithstanding Section 6(f), if the employment of the Executive is terminated without Cause or the Executive terminates his employment for Good Reason, in each case during the 12 month period following the consummation of the Merger, then in lieu of (and not in addition to) the amounts set forth in Section 6(f), the Executive shall be entitled to receive, and the Company shall pay to the Executive, the amounts set forth in this Section 6(g). Alternatively, if the Executive voluntarily resigns his employment following the Merger in accordance with Section 6(c)(iii), then the Executive shall be entitled to receive, and the Company shall pay to the Executive, the amounts set forth in this Section 6(g), as follows:

               (i)     without setoff, counterclaim or other withholding, except as set forth in Section 4(c), a lump sum cash amount (in addition to any salary, benefits or other sums due the Executive through the Termination Date) equal to the product of (x) two times (y) the sum of (A) his annual Base Salary at the rate in effect on the Termination Date plus (B) the greater of (A) a bonus equal to 60% of Base Salary, or (B) the prior year’s annual bonus actually paid to the Executive by the Company;

               (ii)     the continuation of medical and dental insurance benefits, on the same terms as provided by the Company for active employees, under COBRA for eighteen months following the Termination Date and, for an additional six months thereafter, monthly payment of an amount equal to the actual monthly costs to the Executive to obtain medical and dental insurance benefits substantially similar to those benefits provided to the Executive on the Termination Date; provided that (1) the amount of such monthly payments shall not exceed twice the amount that the Company would have paid to provide such medical and dental insurance benefits to the Executive, as if he were an active employee, and (2) such payments shall cease if the Executive obtains medical and dental benefits from another employer; and

               (iii)     a monthly amount equal to the actual monthly costs to the Executive to obtain life insurance benefits substantially similar to those benefits provided to the Executive as an active employee for a period of twenty four months after the Termination Date; provided that (1) the amount of such monthly payments shall not exceed twice the amount that the Company would have paid to provide such life insurance benefit to the Executive if he was an active employee, and (2) such payments shall cease if the Executive obtains a life insurance benefit from another employer.

The Company’s obligations under this Section 6(g) shall be conditioned upon the Executive executing and delivering an agreement and waiver and release of claims against the Company in the form attached as Exhibit A. Subject to Section 6(h), any amount becoming payable under this Section 6(g)(i) shall be paid in immediately available funds on the tenth business day following the Termination Date; provided that the Executive has not revoked such agreement and waiver of release of claims in accordance with the terms thereof prior to such payment date.

     (h)     Notwithstanding anything herein to the contrary, if at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code). The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 6(h); provided that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto.

     7. Nondisclosure of Confidential Information. (a) The Executive acknowledges that in the course of his employment he has occupied and will occupy a position of trust and confidence. The Executive shall not, except in connection with the performance of his functions or as required by applicable law, disclose to others or use, directly or indirectly, any Confidential Information.

     (b)     “Confidential Information” shall mean information about the Company’s business and operations that is not disclosed by the Company and that was learned by the Executive in the course of his employment by the Company, including, without limitation, any business plans, product plans, strategy, budget information, proprietary knowledge, patents, trade secrets, data, formulae, sketches, notebooks, blueprints, information and client and customer lists and all papers and records (including computer records) of the documents containing such Confidential Information, other than information that is publicly disclosed by the Company in writing. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of his employment or as soon as possible thereafter, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of the Company or prepared by the Executive in the course of his employment by the Company.

     (c)     The provisions of this Section 7 shall survive the termination of the Executive’s employment and the Term.

     8. Covenant Not to Compete. During the Executive’s employment with the Company and during the Restricted Period (as defined below), the Executive shall not, directly or indirectly, enter into the employment of, render services to, or acquire any interest whatsoever in (whether for his own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, consultant, trustee or otherwise), or otherwise assist, any person or entity engaged (a) in any operations in North America involving the transmission of radio entertainment programming in competition with the Company or (b) in the business of manufacturing, marketing or distributing radios, antennas or other parts for use in devices which receive broadcasts of XM Satellite Radio Holdings Inc. or any successor to XM Satellite Radio Holdings Inc., in any such case if such employment, services or acquisition is in such operations or business; provided that nothing in this Agreement shall prevent (i) the Executive from entering into the employment of, or rendering services to, News Corporation or DIRECTV, Inc. or (ii) purchase or ownership by the Executive by way of investment of less than five percent of the shares or equity interest of any corporation or other entity. Without limiting the generality of the foregoing, the Executive agrees that during the Restricted Period, the Executive shall not call on or otherwise solicit business or assist others to solicit business from any of the customers of the Company as to any product or service described in (a) and (b) above that competes with any product or service provided or marketed by the Company at the end of the Term. The Executive agrees that during the Restricted Period he will not, directly or indirectly, solicit or assist others to solicit the employment of or hire any employee of the Company without the prior written consent of the Company. For purposes of this Agreement, the “Restricted Period” shall mean three years following the end of the Term; provided that if the employment of the Executive is terminated without Cause or the Executive terminates his employment for Good Reason, the “Restricted Period” shall be a period of one year following the end of the Term. The provisions of this Section 8 shall survive the termination of the Executive’s employment and the Term.

     9. Change of Control Provisions. If the Executive is, in the opinion of a nationally recognized accounting firm jointly selected by the Executive and the Company, required to pay an excise tax on “excess parachute payments” (as defined in Section 280G(b) of the Code) under Section 4999 of the Code as a result of an acceleration of the vesting of stock options, the Company shall have an absolute and unconditional obligation to pay the Executive in accordance with the terms of this Section 9 the amount of such taxes. In addition, the Company shall have an absolute and unconditional obligation to pay the Executive such additional amounts as are necessary to place the Executive in the exact same financial position that he would have been in if he had not incurred any expected tax liability under Section 4999 of the Code. The determination of the exact amount, if any, of any expected “excess parachute payments” and any expected tax liability under Section 4999 of the Code shall be made by a nationally-recognized independent accounting firm selected by the Executive and the Company. The fees and expenses of such accounting firm shall be paid by the Company. The determination of such accounting firm shall be final and binding on the parties. The Company irrevocably agrees to pay to the Executive, in immediately available funds to an account designated in writing by the Executive, any amounts to be paid under this Section 9 within two business days after receipt by the Company of written notice from the accounting firm which sets forth such accounting firm’s determination. In addition, in the event that such payments are not sufficient to pay all excise taxes on “excess parachute payments” under Section 4999 of the Code as a result of an acceleration of the vesting of options or for any other reason and to place the Executive in the exact same financial position that he would have been in if he had not incurred any expected tax liability under Section 4999 of the Code as a result of a change in control, then the Company shall have an absolute and unconditional obligation to pay the Executive such additional amounts as may be necessary to pay such excise taxes and place the Executive in the exact same financial position that he would have been had he not incurred any tax liability as a result of a change in control under the Code. Notwithstanding the foregoing, in the event that a written ruling (whether public or private) of the Internal Revenue Service (“IRS”) is obtained by or on behalf of the Company or the Executive, which ruling expressly provides that the Executive is not required to pay, or is entitled to a refund with respect to, all or any portion of such excise taxes or additional amounts, the Executive shall promptly reimburse the Company in an amount equal to all amounts paid to the Executive pursuant to this Section 9 less any excise taxes or additional amounts which remain payable by, or are not refunded to, the Executive after giving effect to such IRS ruling. Each of the Company and the Executive agrees to promptly notify the other party if it receives any such IRS ruling.

     10. Remedies. The Executive and Company agree that damages for breach of any of the covenants under Sections 7 and 8 above will be difficult to determine and inadequate to remedy the harm which may be caused thereby, and therefore consent that these covenants may be enforced by temporary or permanent injunction without the necessity of bond. The Executive believed as of the date of the Prior Agreement, and believes as of the date of this Agreement, that the provisions of this Agreement are reasonable and that the Executive is capable of gainful employment without breaching this Agreement. However, should any court or arbitrator decline to enforce any provision of Section 7 or 8 of this Agreement, this Agreement shall, to the extent applicable in the circumstances before such court or arbitrator, be deemed to be modified to restrict the Executive’s competition with the Company to the maximum extent of time, scope and geography which the court or arbitrator shall find enforceable, and such provisions shall be so enforced.

     11. Consulting Agreement. So long as the Executive’s employment and the Term have not been terminated by the Company or the Executive pursuant to Section 6, and the Executive has complied with his obligations under this Agreement in all material respects, on April 30, 2010, the Company shall offer the Executive a consulting agreement which will expire on April

30, 2011. If the Executive’s employment and the Term have been terminated pursuant to a Scheduled Retirement or due to a resignation by the Executive following the Merger effected pursuant to Section 6(c)(iii), and the Executive has complied with his obligations under this Agreement in all material respects, on the date of such termination of employment, the Company shall offer the Executive a consulting agreement which will expire on the first anniversary of such termination of employment. The Company shall agree to pay the Executive’s reasonable out-of-pocket expenses associated with the performance of his direct obligations under such consulting agreement, but shall not be entitled to any cash compensation from the Company during the term of such consulting agreement. As sole consideration for the services performed by the Executive under such consulting agreement, the Company shall permit any stock options held by the Executive to continue to vest and be exercisable during the term of such consulting agreement. Such consulting agreement shall be in form and substance acceptable to the Company in all other respects.

     12. Indemnification. The Company shall indemnify the Executive to the full extent provided in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the law of the State of Delaware in connection with his activities as an officer of the Company.

     13. Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede the Prior Agreement and any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter.

     14. Modification. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by both the Executive and the Company.

     15. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

     16. Assignment. The Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. The Company may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Executive, except that any successor to the Company by merger or purchase of all or substantially all of the Company’s assets shall assume this Agreement.

     17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors in interest of the Executive and the Company.

     18. Notices. All notices and other communications required or permitted hereunder shall be made in writing and shall be deemed effective when delivered personally or transmitted by facsimile transmission, one business day after deposit with a nationally recognized overnight courier (with next day delivery specified) and five days after mailing by registered or certified mail:

if to the Company:

Sirius Satellite Radio Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020
Attention: General Counsel
Telecopier: (212) 584-5353

if to the Executive:

James E. Meyer
Address on file at the offices
of the Company

or to such other person or address as either party shall furnish in writing to the other party from time to time.

     19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

     20. Non-Mitigation. The Executive shall not be required to mitigate damages or seek other employment in order to receive compensation or benefits under Section 6 of this Agreement; nor shall the amount of any benefit or payment provided for under Section 6 of this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer.

     21. Arbitration. (a) The Executive and the Company agree that if a dispute arises concerning or relating to the Executive’s employment with the Company, or the termination of the Executive’s employment, such dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association regarding resolution of employment disputes in effect at the time such dispute arises. The arbitration shall take place in New York, New York, before a single experienced arbitrator licensed to practice law in New York and selected in accordance with the American Arbitration Association rules and procedures. Except as provided below, the Executive and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from the Executive’s employment with the Company or his termination, including disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be final and binding on both parties, and shall not be appealable. The arbitrator shall have discretion to award monetary and other damages, and any other relief that the arbitrator deems appropriate and is allowed by law. The arbitrator shall have the discretion to award the prevailing party reasonable costs and attorneys’

fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder.

     (b)     The Company shall pay the cost of any arbitration proceedings under this Agreement if the Executive prevails in such arbitration on at least one substantive issue.

     (c)     The Company and the Executive agree that the sole dispute that is excepted from Section 21(a) is an action seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Section 7, 8 or 10 of this Agreement, which action may be brought in addition to, or in place of, an arbitration proceeding in accordance with Section 21(a).

     22. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     23. Executive’s Representation. The Executive hereby represents and warrants to Company that he is not now under any contractual or other obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit, or impair the Executive’s performance of his obligations under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIRIUS SATELLITE RADIO INC.

By:	/s/ John H. Schultz
John H. Schultz
Senior Vice President,
Human Resources

Accepted and Agreed:

/s/ James E. Meyer
James E. Meyer

Exhibit A

AGREEMENT AND RELEASE

     This Agreement and Release, dated as of _________, 200_ (this “Agreement”), is entered into by and between ______________ (the “Executive”) and SIRIUS SATELLITE RADIO INC., and its subsidiaries and affiliated companies (collectively, the “Company”).

     The purpose of this Agreement is to completely and finally settle, resolve, and forever extinguish all obligations, disputes and differences arising out of the Executive’s employment with and separation from Company.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Executive and the Company hereby agree as follows:

     1. The Executive’s employment with the Company is terminated as of _____________, 200_ (the “Termination Date”).

     2. The Company and the Executive agree that the Executive shall be provided severance pay and other benefits in accordance with the terms of Section [ ] of the Amended and Restated Employment Agreement, dated as of May _, 2007 (the “Employment Agreement”), between the Executive and the Company; provided that no such severance shall be paid if the Executive revokes this Agreement pursuant to Section 4 below. The Executive acknowledges and agrees that he is entering into this Agreement in consideration of such severance and the Company’s agreements set forth herein.

     3. The Executive, for himself, and for his heirs, attorneys, agents, spouse and assigns, hereby waives, releases and forever discharges the Company and its predecessors, successors, and assigns, if any, as well as its and their officers, directors and executives, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively “Released Parties”), from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, which the Executive ever had, now has, or claims to have against the Released Parties, by reason of any act or omission occurring before the date hereof, including, without limiting the generality of the foregoing, (a) any act, cause, matter or thing stated, claimed or alleged, or which was or which could have been alleged in any manner against the Released Parties prior to the execution of this Agreement and (b) all claims for any payment under the Employment Agreement; provided that nothing contained in this Agreement shall affect the Executive’s rights (i) to indemnification from the Company as provided in the Employment Agreement or otherwise; (ii) to coverage under the Company’s insurance policies covering officers and directors; (iii) to vested, accrued employee benefits which by their express terms extend beyond the Executive’s termination of employment; and (iv) under this Agreement, including Section 2 above. Without limiting the generality of the foregoing, the Executive expressly releases the Released Parties from any and all claims for wages, benefits, discrimination, harassment and/or retaliation, under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1992, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Equal Pay Act and the New York State Human Rights Law, as amended, as well as any and all claims arising out of any alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, arising out of or relating to the Executive’s employment with and/or separation from the Company, and/or any events occurring prior to the execution of this Agreement. The Executive expressly understands and agrees that the Company’s obligations under this Agreement are in lieu of any and all other amounts to which the Executive may be, is now, or may become entitled to receive from any of the Released Parties upon any claim whatsoever, including without limitation any claim for employment, reinstatement of employment, payment for salary, back pay, front pay, interest, bonuses, contributions to or vesting in any employee benefit plan, damages, accrued vacation, accrued sick leave, medical benefits, life insurance coverage, overtime, severance pay, and/or attorneys’ fees or costs, except as are expressly set forth in this Agreement.

     4. The Executive also specifically acknowledges that he is knowingly and voluntarily waiving and releasing any rights or claims that he has or may have under the Age Discrimination In Employment Act of 1967, 29 U.S.C. §§ 621-634, as amended (“ADEA”). In accordance with the ADEA, the Company specifically advises the Executive that, and the Executive acknowledges that he has been advised in writing that: (1) his waiver and release do not apply to any rights or claims that may arise on or after the date the Executive signs this Agreement, (2) he has the right to, and should, consult an attorney before signing this Agreement, (3) he has twenty-one (21) days to consider this Agreement (although he may execute this Agreement earlier), (4) he has seven (7) days after signing this Agreement to revoke this Agreement, and (5) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the 8th day after the Executive executes this Agreement. The Executive acknowledges that any revocation of this Agreement must be received by [NAME] within the seven day revocation period.

     5. The Company, for itself, and for its predecessors, successors, and assigns, if any, as well as its and their officers, directors and Executives, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them, hereby waives, releases and forever discharges the Executive and his heirs, attorneys, agents, spouse and assigns (collectively, “Executive Released Parties”) from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, which the Company ever had, now has, or claims to have against the Executive Released Parties by reason of any act or omission occurring before the date hereof including, without limiting the generality of the foregoing, any act, cause, matter or thing stated, claimed or alleged of which the Company has actual knowledge which was or could have been alleged in any manner against the Executive Released Parties prior to the execution of this Agreement.

     6. This release does not affect or impair the Executive’s rights with respect to workman’s compensation or similar claims under applicable law or any claims for benefits incurred under medical, dental, disability, life or other insurance arising prior to the date hereof.

     7. The Executive warrants that he has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action, or any right of any kind whatsoever, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation, or wrongful termination, and that no other person or entity of any kind has had, or now has, any financial or other interest in any of the demands, obligations, causes of action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims which could have been asserted by the Executive against the Company. The Executive also warrants that he has not filed any action, complaint, charge, grievance or arbitration against any of the Released Parties.

     8. The Executive shall not make any disparaging remarks about the Company, or its officers, agents, executives, practices or products; provided that the Executive may provide truthful and accurate facts and opinions about the Company where required to do so by law. Neither the Company nor any of its officers shall make any disparaging remarks, written or oral, about the Executive; provided that the Company and its officers may provide truthful and accurate facts and opinions about the Executive where required to do so by law.

     9. The parties acknowledge that this Agreement is a settlement of disputed potential claims and is not an admission of liability or of the accuracy of any alleged fact or claim. The Company expressly denies any violation of any federal, state, or local statute, ordinance, rule, regulation, order, common law or other law in connection with the employment and termination of employment of the Executive. The parties expressly agree that this Agreement shall not be construed as an admission by any of the parties of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any party of any violation or wrongdoing.

     10. In the event of a dispute concerning the enforcement of this Agreement, the finder of fact shall have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder.

     11. The parties declare and represent that no promise, inducement, or agreement not expressed herein has been made to them.

     12. This Agreement in all respects shall be interpreted, enforced and governed under the laws of the State of New York and any applicable federal laws relating to the subject matter of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. This Agreement shall be construed as if jointly prepared by the Executive and the Company. Any uncertainty or ambiguity shall not be interpreted against any one party.

     13. This Agreement and the Employment Agreement contains the entire agreement of the parties as to the subject matter hereof. No modification or waiver of any of the provisions of this Agreement shall be valid and enforceable unless such modification or waiver is in writing and signed by the party to be charged, and unless otherwise stated therein, no such modification or waiver shall constitute a modification or waiver of any other provision of this Agreement (whether or not similar) or constitute a continuing waiver.

     14. The Executive and the Company represent that they have been afforded a reasonable period of time within which to consider the terms of this Agreement, that they have read this Agreement, and they are fully aware of its legal effects. The Executive and the Company further represent and warrant that they enter into this Agreement knowingly and voluntarily, without any mistake, duress or undue influence, and that they have been provided the opportunity to review this Agreement with counsel of their own choosing. In making this Agreement, each party relies upon his or its own judgment, belief and knowledge, and has not been influenced in any way by any representations or statements not set forth herein regarding the contents hereof by the entities who are hereby released, or by anyone representing them.

     15. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The parties further agree that delivery of an executed counterpart by facsimile shall be as effective as delivery of an originally executed counterpart.

     16. Should any provision of this Agreement be declared or be determined by a forum with competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIRIUS SATELLITE RADIO INC.

By: _____________________________
Name:
Title: